Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES PRIVATE PLACEMENT OF PREFERRED STOCK

Reduces Leverage and Provides Enhanced Financial Flexibility

SUGAR LAND, TX – September 11, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today announced that it has successfully closed on a private placement of preferred stock and warrants to affiliates of Stellex Capital Management LLC (collectively, “Stellex”) for $75 million of proceeds before expenses (the “Transaction”). The Transaction immediately reduces debt, enhances financial flexibility and inaugurates a strategic new relationship with a partner aligned with TEAM’s management on the Company’s key priorities.

Highlights of the Transaction:

•	Closed $75 million of preferred stock;

•	Paid down approximately $67 million of debt;

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Amended Team’s existing ABL Credit Facility to increase the commitment amount by $20 million, reduce the applicable margin by a range of 25 basis points to 37.5 basis points and extend the maturity to October 2028;

•	Amended Team’s First Lien Term Loan Facility to reduce the applicable margin by 25 basis points and improve financial flexibility and terms; and

•	Includes a delayed draw option at TEAM’s election over the next 24 months of up to an additional $30 million in issuable preferred stock and warrants.

“Since 2022, our management team has been keenly focused on successfully executing our strategic roadmap designed to simplify the business, optimize the cost structure, strengthen the balance sheet and drive top-line growth. We’ve made significant progress towards these goals and today, we are pleased to announce a $75 million preferred stock investment with Stellex, which materially strengthens our balance sheet, reduces our debt, and will help fund our ongoing transformation,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “The targeted enhancements to our existing ABL and First Lien Facilities highlight the benefits of this strategic investment by boosting accessibility and lowering pricing. This helps position TEAM to accelerate execution of our long-term strategic plan focused on top-line growth, lowering our cost structure and strengthening our cash flow. We are excited to partner with Stellex and appreciate their confidence in our value creation plan. We also want to thank Eclipse, HPS and Corre for their continued support and confidence in TEAM.”

“We are pleased to partner with TEAM at a pivotal moment in its evolution,” said Olivia Zhao, Principal at Stellex. “We believe TEAM is built on strong fundamentals, and we see a compelling opportunity towards further unlocking its meaningful growth potential through strengthening the Company’s capital structure. This investment represents more than just capital – it is a shared commitment to accelerating operational distinction, advancing technology, and delivering long-term value to TEAM’s customers and shareholders. Just as importantly, we recognize that TEAM’s employees are integral to its success, and we are aligned with TEAM’s focus on employee development and making TEAM the employer of choice. We look forward to supporting the Company as it seeks to scale its capabilities and build for the future.”

Preferred Stock

The Transaction consists of the initial sale of $75 million of the Company’s 10.5% Series B Preferred Stock, par value $100 per share (“Preferred Stock”). Preferred Stock Dividends are payable quarterly in kind by increasing the stated value or, at TEAM’s option, in cash. As part of the Transaction, Stellex will also receive 982,371 Tranche A Warrants with an exercise price of $23.00 per share and 470,889 Tranche B Warrants with an exercise price of $50.00 per share, in each case subject to certain adjustments. The net proceeds from the initial sale will be used by the Company to (i) repay $25 million of loans under its ABL Credit Facility provided by Eclipse Business Capital (“Eclipse”) and (ii) repay approximately $42 million of loans under its Second Lien Term Loan Credit Agreement provided by Corre Partners Management, LLC (“Corre”). The Transaction also provides for a delayed draw feature that allows the Company at its sole option over the 24 months following closing to issue additional Preferred Stock along with a corresponding pro rata portion of warrants to Stellex for up to an additional $30 million of proceeds.

In connection with the Transaction, Stellex will have the right to nominate two members to the Company’s Board of Directors.

Asset-Based Lending Facility

The Company’s existing ABL Credit Facility provided by Eclipse was amended to (i) increase the Commitment Amount under the ABL Credit Facility from $130 million to $150 million (ii) reduce the Applicable Margin for loans by a range of 25 basis points to 37.5 basis points, and (iii) extend the maturity date to October 2028

First Lien Facility

The Company’s existing First Lien Term Loan Facility (the “First Lien Facility”) provided by HPS Investment Partners, LLC (“HPS”) was amended to reduce the Applicable Margin by 25 basis points and provide additional financial flexibility while the Company executes its strategic growth and margin initiatives.

Houlihan Lokey and Kirkland & Ellis LLP advised TEAM in connection with the Transaction. Latham & Watkins LLP advised Stellex in connection with the Transaction.

For more detailed information, please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission, which provides further details on the Transaction.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy TEAM’s Preferred Stock or Warrants and shall not constitute an offer, solicitation or sale of these or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers most critical assets. Through locations in more than 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

About Stellex Capital Management LLC

With offices in New York, London, Pittsburgh and Detroit, Stellex Capital is a private equity firm with over $5 billion in AUM. Stellex seeks to identify and deploy capital in opportunities that stand to benefit from its operationally focused and hands-on approach to investing. Portfolio companies are supported by Stellex’s industry knowledge, operating capabilities, network of senior executives, strategic insights, and access to capital. Sectors of particular focus include aerospace, defense & government services, transportation & logistics, manufacturing, real economy & business services, food processing and tech-enabled services. Additional information may be found at www.stellexcapital.com.

Forward Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects, the implementation of cost saving measures and the Company’s ability to realize the anticipated benefits of the Transaction, including the Company’s use of the delayed draw feature. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company’s ability to generate sufficient cash flow from operations, access its credit facilities, or maintain its compliance with covenants under its credit facilities and debt agreements, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange; and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Media Contact for Team, Inc.:

Nelson M. Haight

Executive Vice President, Chief Financial Officer

(281) 388-5521

Media Contact for Stellex Capital Management LLC:

Prosek Partners

Mike Geller / Rachel Goun

Email: pro-stellex@prosek.com

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